Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Emerson Electric Co.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.50 per share	457(c) and 457(h)	16,000,000	$106.46(2)	$1,703,360,000(2)	0.0001476	$251,415.94

Total Offering Amounts					$1,703,360,000		$251,415.94

Total Fee Offsets							—

Net Fee Due							$251,415.94

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.50 per share (“Emerson Common Stock”) of Emerson Electric Co. (the “Registrant”) registered hereunder includes an indeterminable number of shares of Common Stock that become issuable by reason of any share dividend, share split or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the Common Stock on the New York Stock Exchange on August 5, 2024.